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                                                                    EXHIBIT 23.3

      INDEPENDENT AUDITORS' CONSENT



      We consent to the incorporation by reference in Registration Statement No. 33-336701 on Form S-4 and Registration Statements Nos. 33-358205 and 33-358209 on Forms S-8 of Complete Business Solutions, Inc. of our report dated February 9, 1998 on the balance sheet of c.w. Costello &
      Associates, inc. as of December 31, 1997, and the related statements of operations, shareholders' equity and of cash flows for each of the two years in the period ended December 31, 1997 included in Complete Business Solutions, Inc. Annual Report on Form 10-K for the year ended December
      31, 1998. The aforementioned financial statements are not presented separately in the Form 10-K.


      Deloitte & Touche LLP

      DELOITTE & TOUCHE LLP
      Hartford, Connecticut
      March 26, 1999